EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO
(515) 232-6251

JULY 16, 2010

AMES NATIONAL CORPORATION
ANNOUNCES
2010 SECOND QUARTER EARNINGS RESULTS

Second Quarter 2010 Results:

For the quarter ended June 30, 2010, net income for Ames National Corporation (the Company) totaled $3,126,000, or $0.33 per share, compared to $2,409,000, or $0.26 per share, for the same period in 2009.  Net income increased primarily due to lower other real estate owned costs and FDIC insurance assessments which declined $665,000 and $279,000, respectively.  The reduction in the FDIC insurance assessment was mostly due to lower FDIC assessment rates and a one-time assessment in 2009, while the decline in other real estate owned costs was due to impairment charges in 2009, with no significant impairment charges in 2010.

For the quarter ended June 30, 2010, net interest income increased $221,000, or 3.1%, compared to the same period in 2009.  This increase is primarily due to lower interest expense on deposit balances as interest rates have fallen more quickly on deposits and other borrowing liabilities than on the Company’s earning assets.  The Company’s net interest margin was 3.73% for the quarters ended June 30, 2010 and 2009.

The provision for loan losses was $170,000 for the second quarter of 2010 compared to $327,000 for the same period in 2009.  Net charge-offs for the quarter ended June 30, 2010 were $2,000 compared to $571,000 for the same period in 2009.

Non-interest income for the second quarter of 2010 totaled $1,612,000 as compared to $1,729,000 for the same period in 2009.   The lower non-interest income related to decreased securities gains and gain on loans held for sale, offset in part by an increase in trust department income.

Non-interest expense for the second quarter of 2010 totaled $4,636,000 compared to $5,537,000 recorded in the same period in 2009.  The lower non-interest expense can be mainly attributed to lower other real estate costs, and FDIC insurance assessments.  The efficiency ratio for the second quarter of 2010 was 51.51%, compared to 62.25% for the same period in 2009.

Six Months 2010 Results:

For the six months ended June 30, 2010, net income for the Company totaled $6,396,000, or $0.68 per share, compared to $4,850,000, or $0.51 per share, for the same period in 2009.  Net income increased primarily due to higher net interest income, net securities gains and lower non-interest expense.  Net securities gains totaled $672,000 for the six months ended June 30, 2010 compared to net securities losses of $96,000 for the same period one year ago.  For the six months ended June 30, 2010, other real estate costs and FDIC insurance assessments declined $1,035,000 and $446,000, respectively.  The decline in other real estate owned costs was due to impairment charges in 2009, with no significant impairment charges in 2010.  The reduction in the FDIC insurance assessment was due primarily to lower FDIC assessment rates and a one-time assessment in 2009.

For the six months ended June 30, 2010, net interest income increased $370,000, or 2.6%, compared to the same period in 2009.  This increase is primarily due to lower interest expense on deposit balances as interest rates have fallen more quickly on deposits and other borrowing liabilities than on the Company’s earning assets.  The Company’s net interest margin was 3.76% for the six months ended June 30, 2010 compared to 3.83% for the same period in 2009.

The provision for loan losses was $494,000 for the six months ended June 30, 2010 compared to $556,000 for the same period in 2009.  Net charge-offs for the six months ended June 30, 2010 were $296,000 compared to $647,000 for the same period in 2009.

Non-interest income for the six months ended June 30, 2010 totaled $3,569,000 as compared to $2,735,000 for the same period in 2009.  The increase in non-interest income related to security gains and higher trust department income, offset in part by a decrease in gain on loans held for sale.

Non-interest expense for the six months ended June 30, 2010 totaled $9,169,000 compared to $10,364,000 recorded in the same period in 2009.  The lower non-interest expense can be mainly attributed to lower other real estate costs and FDIC insurance assessments, offset in part by higher salaries and employee benefits.  The efficiency ratio for the six months ended June 30, 2010 was 50.06%, compared to 60.57% for the same period in 2009.

Balance Sheet Review:

As of June 30, 2010, total assets were $926,978,000, a $43,053,000 increase compared to June 30, 2009.  Securities available for sale grew significantly funded primarily by a growth in deposits and a reduction in loan volume and interest bearing deposits in financial institutions.

Securities available-for-sale as of June 30, 2010 increased to $436,929,000, compared to $369,919,000 as of June 30, 2009, mainly as a result of increases in U.S. government agencies, U.S. government mortgage backed securities and state and political subdivisions bonds.

Net loans as of June 30, 2010 decreased to $410,433,000 compared to $422,261,000 as of June 30, 2009, or 2.8%, primarily as a result of a decrease in loan volume as a result of a continuing weakness in loan demand. The allowance for loan losses on June 30, 2010, totaled $7,850,000, or 1.88% of gross loans, compared to $7,652,000 or 1.81% of gross loans as of December 31, 2009 and $6,688,000 or 1.56% of gross loans as of June 30, 2009.  Impaired loans as of June 30, 2010, were $6,834,000, or 1.6% of gross loans, compared to $9,188,000, or 2.2% of gross loans as of December 31, 2009 and $9,614,000, or 2.2% of gross loans as of June 30, 2009.

Other real estate owned was $10,630,000 as of June 30, 2010 compared to $13,197,000 as of June 30, 2009.  The net change in other real estate is primarily due to impairment write offs and sales of other real estate owned, offset in part by transfers from loan receivables.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $715,205,000 on June 30, 2010, a 4.5% increase from the $684,121,000 recorded at June 30, 2009.  The increase in deposits was due to a general increase of public funds, commercial and retail deposits.  Also the mix of deposits has changed, as depositors have moved deposits to demand and NOW accounts from savings, money market and time deposit accounts.

The Company’s stockholders’ equity represented 12.8 % of total assets as of June 30, 2010 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder’s equity totaled $118,698,000 as of June 30, 2010, $112,340,000 as of December 31, 2009 and $107,358,000 as of June 30, 2009.

Shareholder Information:

Return on average assets was 1.35% for the quarter ended June 30, 2010, compared to 1.08% for the same period in 2009.  Return on average equity was 10.73% for the quarter ended June 30, 2010, compared to the 9.09% for the same period in 2009.   Return on average assets was 1.39% for the six months ended June 30, 2010, compared to 1.12% for the same period in 2009.  Return on average equity was 11.09% for the six months ended June 30, 2010, compared to the 9.20% for the same period in 2009.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $19.54 on June 30, 2010.   During the second quarter of 2010, the price ranged from $17.26 to $20.84.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
June 30, 2010 and 2009

ASSETS	2010	2009

Cash and due from banks	$16,671,320	$16,091,796
Interest bearing deposits in financial institutions	25,357,030	37,303,384
Securities available-for-sale	436,928,802	369,918,685
Loans receivable, net	410,432,696	422,261,193
Loans held for sale	2,510,258	2,657,569
Bank premises and equipment, net	11,666,390	12,201,689
Accrued income receivable	5,918,291	5,478,330
Deferred income taxes	2,513,174	4,194,872
Other real estate owned	10,630,371	13,197,056
Other assets	4,350,105	621,215

Total assets	$926,978,437	$883,925,789

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$91,706,784	$81,211,180
NOW accounts	208,779,142	173,626,736
Savings and money market	179,879,101	188,908,676
Time, $100,000 and over	86,614,339	83,791,254
Other time	148,225,335	156,583,479
Total deposits	715,204,701	684,121,325

Federal funds purchased and securities sold under agreements to repurchase	50,279,602	46,461,406
Short-term borrowings	6,819	325,219
FHLB advances and other long-term borrowings	38,500,000	40,500,000
Dividend payable	1,037,620	943,292
Accrued expenses and other liabilities	3,251,797	4,217,006
Total liabilities	808,280,539	776,568,248

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,432,915 issued and outstanding	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	72,024,066	65,434,543
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	5,156,780	405,946
Total stockholders' equity	118,697,898	107,357,541

Total liabilities and stockholders' equity	$926,978,437	$883,925,789

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest and dividend income:
Loans	$6,023,730	$6,389,627	$12,123,209	$13,000,802
Securities
Taxable	1,770,707	2,027,630	3,598,228	4,139,125
Tax-exempt	1,429,568	1,319,607	2,795,150	2,598,263
Federal funds sold	—	8,253	—	19,328
Interest bearing deposits	129,198	81,151	259,311	186,222

Total interest and dividend income	9,353,203	9,826,268	18,775,898	19,943,740

Interest expense:
Deposits	1,563,610	2,183,150	3,225,964	4,624,680
Other borrowed funds	402,304	476,498	805,462	944,882

Total interest expense	1,965,914	2,659,648	4,031,426	5,569,562

Net interest income	7,387,289	7,166,620	14,744,472	14,374,178

Provision for loan losses	170,416	326,670	494,214	556,324

Net interest income after provision for loan losses	7,216,873	6,839,950	14,250,258	13,817,854

Non-interest income:
Trust department income	465,298	390,882	996,014	773,434
Service fees	435,365	449,382	835,188	870,832
Securities gains (losses), net	134,830	255,088	671,813	(95,587)
Gain on sale of loans held for sale	171,453	256,776	324,989	519,682
Merchant and ATM fees	195,137	153,159	360,524	299,169
Other	209,460	223,337	380,780	367,066

Total non-interest income	1,611,543	1,728,624	3,569,308	2,734,596

Non-interest expense:
Salaries and employee benefits	2,706,545	2,703,106	5,304,584	5,049,865
Data processing	494,681	541,678	945,645	1,020,313
Occupancy expenses	364,955	302,240	766,109	695,044
FDIC insurance assessments	278,109	557,091	591,466	1,037,002
Other real estate owned	62,954	727,793	119,307	1,154,637
Other operating expenses	728,405	705,236	1,441,477	1,406,703

Total non-interest expense	4,635,649	5,537,144	9,168,588	10,363,564

Income before income taxes	4,192,767	3,031,430	8,650,978	6,188,886

Income tax expense	1,066,761	622,525	2,255,372	1,338,841

Net income	$3,126,006	$2,408,905	$6,395,606	$4,850,045

Basic and diluted earnings per share	$0.33	$0.26	$0.68	$0.51

Declared dividends per share	$0.11	$0.10	$0.22	$0.20